EXHIBIT 10.1

                                LICENSE AGREEMENT

     This Agreement is made this 1st day of September, 1993 between Temple University Of The Commonwealth System of Higher Education, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, having a principal place of business at Broad Street and Montgomery Avenue, Philadelphia, Pennsylvania and Sierra Diagnostics, a corporation organized and existing under the laws of the State of California, having a principal place of business at 15785 Shady Oak Drive, Sonora, California 95370.

     WHEREAS, Temple University - Of The Commonwealth System of Higher Education is the assignee of the entire interest in United States Patent Number 4,446,230 issued May 1, 1984 entitled "Test Method for the Laboratory Diagnosis of Gonorrhea and Test Strain of Neisseria Gonorrhoeae"; and

     WHEREAS, Sierra Diagnostics desires to obtain an exclusive worldwide license under the aforementioned patent and know-how related thereto.

     NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, the parties, intending to be legally bound, agree as follows:

     1.   DEFINITIONS

          The following definitions will apply throughout this Agreement:

     1.1  "COMPANY" shall mean Sierra Diagnostics and its AFFILIATES.

     1.2 "TEMPLE" shall mean Temple University Of The Commonwealth System of Higher Education.

     1.3 "AFFILIATES" shall mean each and every business entity controlled by or under common control with COMPANY for the purposes of manufacture and distribution of LICENSED PRODUCT. For purposes of this definition "control" shall mean ownership, directly or indirectly, of at least fifty percent (51%) of the voting stock.

     1.4 "CONFIDENTIAL INFORMATION" shall mean all information disclosed or samples supplied by either party to the other party pursuant to this Agreement.

     However, CONFIDENTIAL INFORMATION shall not include information which: (i) was known to the receiving party prior to the date of disclosure by the other party or is developed independently of information received from the disclosing party by those who have not had access to this information; or (ii) is lawfully received in good faith at any time by the receiving party from a third party lawfully in possession of the same and having the right to disclose the same;



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or (iii) is, as of the date of  receipt  in the  public  domain or  subsequently enters the public domain other than by reason of acts or omissions of the receiving party; or (iv) is required to be disclosed by law, rule of court or regulation.

     1.5 "LICENSED PATENT" shall mean United States Patent Number 4,446,230 issued May 1, 1984 entitled "Test Method for the Laboratory Diagnosis of Gonorrhea and Test Strain of Neisseria Gonorrhoeae".

     1.6 "LICENSED PRODUCT" shall mean any product, process or use thereof covered by LICENSED PATENT.

     1.7 "TECHNICAL INFORMATION" shall mean any confidential technical information relating to LICENSED PRODUCT, which information is the possession of TEMPLE as of the effective date of this Agreement, and which is necessary or useful to COMPANY in furtherance of the development, manufacture or marketing of LICENSED PRODUCT.

     1.8 " NET SALES" shall mean the gross receipts from sales by COMPANY or by its sublicensees of LICENSED PRODUCT sold and subject to royalty under this Agreement less deductions for: (i) transportation charges, including insurance, sales and excise taxes and duties paid; (ii) normal and customary trade, quantity and cash discounts allowed; (iii) sales commissions; and (iv) allowances on account of rejection or return by customers of products subject to royalty under this Agreement.

     2. DISCLOSURE OF INFORMATION

     2.1 "CONFIDENTIAL INFORMATION" disclosed in documentary form shall be marked "Confidential." Oral discussions of CONFIDENTIAL INFORMATION shall be reduced to writing by the disclosing party and a copy marked "Confidential" provided to the receiving party within thirty (30) days of the date of the disclosure.

     2.2 The receiving party shall, for a period of five (5) years from the date of disclosure of CONFIDENTIAL INFORMATION, hold said CONFIDENTIAL INFORMATION in strict confidence; not use said CONFIDENTIAL INFORMATION except as provided in this Agreement; and not disclose, directly or indirectly, said CONFIDENTIAL INFORMATION to any third party except with the prior written consent of the disclosing party.

     2.3 The receiving party shall, upon request by the other party, promptly return all written materials or samples of tangible property received hereunder, as well as all summaries thereof and notes pertaining thereto, with the exception that one copy of said written materials may be retained by the receiving party solely for archival purposes.

     2.4 Notwithstanding any other provision of this Agreement, it is recognized by COMPANY that TEMPLE shall have the right to publish the results of any research concerning LICENSED PRODUCT. However, TEMPLE agree to notify COMPANY in writing of any such proposed publication thirty (30) days before submission. COMPANY may request deletion of

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sensitive information from the proposed  publication,  and TEMPLE agrees to give good faith consideration to such a request.

     3. GRANT OF LICENSE

     3.1 Beginning on the effective date of this Agreement, TEMPLE grants to COMPANY a non-exclusive license under the LICENSED PATENT, with the right to grant sub-licenses, to make, have made, use and sell LICENSED PRODUCT in the United States, which license shall become exclusive beginning January 1, 1994.

     3.2 Beginning on the effective date of this Agreement, TEMPLE grants to COMPANY a non-exclusive worldwide license under the TECHNICAL INFORMATION, with the right to grant sub-licenses, to make, have made, use and sell LICENSED PRODUCT, which license shall become exclusive beginning January 1, 1994.

     3.3 Notwithstanding the preceding license grant, TEMPLE shall retain the right to practice LICENSED PATENT and TECHNICAL INFORMATION royalty-free for its own internal, non-commercial purposes.

     4. PAYMENTS

     4.1 In consideration of the license granted to COMPANY under the LICENSED PATENT by TEMPLE pursuant to Paragraph 3.1, COMPANY shall pay to TEMPLE a royalty on NET SALES of LICENSED PRODUCT manufactured or sold in the United States during the term of this Agreement, said royalty to be equal to:

     (i) four percent (4%) of such NET SALES up to and including two million dollars ($2,000,000.00) in each calendar year; plus

     (ii) three percent (3%) of such NET SALES in excess of two million  dollars
          ($2,000,000.00)   but  not  in   excess   of  four   million   dollars
          ($4,000,000.00) in each calendar year; plus

    (iii) two percent (2%) of such NET SALES in excess of four million dollars ($4,000,000.00) in each calendar year.

     4.2 In consideration of the license granted to COMPANY under the TECHNICAL INFORMATION by TEMPLE pursuant Paragraph 3.2, COMPANY shall pay to TEMPLE an additional royalty on NET SALES of LICENSED PRODUCT manufactured or sold anywhere in the world during the term of this Agreement said royalty to be equal to:

     (i) three percent (3%) of such NET SALES up to and including two million dollars ($2,000,000.00) in each calendar year; plus

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     (ii) two percent  (2%) of such NET SALES in excess of two  million  dollars
          ($2,000,000.00)   but  not  in   excess   of  four   million   dollars
          ($4,000,000.00) in each calendar year; plus

    (iii) one percent (1%) of such NET SALES in excess of four million dollars ($4,000,000.00) in each calendar year.

     4.3 The royalty payments due pursuant to Paragraph 4.1 will end coincident with the expiration date of LICENSED PATENT.

     4.4 The royalty payments due pursuant to Paragraph 4.2 will end seven (7) years from the effective date of this Agreement.

     4.5 COMPANY shall make minimum annual royalty payments to TEMPLE in the amount of ten thousand dollars ($10,000.00), regardless of or irrespective of actual NET SALES of LICENSED PRODUCT, beginning on the third anniversary of the execution of this Agreement and continuing on each anniversary thereafter.

     5. STATEMENTS AND REMITTANCES

     5.1 COMPANY shall keep and shall require its sub-licensees to keep complete and adequate records relating to the manufacture and sale of LICENSED PRODUCT.

     5.2 Within sixty (60) days after the close of each calendar quarter, COMPANY shall remit to TEMPLE a statement of sales by COMPANY and by its sub-licensees on account for the quarter. The financial statements of COMPANY and of its sub-licensees will be audited annually by an independent certified public accountant. TEMPLE shall have the right to employ, at its own expense, a qualified accountant of its own selection to whom COMPANY shall have no unreasonable objection, to examine the books and records of COMPANY and its sub-licensees relating to sales of LICENSED PRODUCT for the purpose of verifying the amount of royalty payments due. Such examination of books and records of COMPANY and its sub-licensees shall take place during regular business hours during the term of this Agreement and for two (2) years after its termination, provided however, that such an examination shall not take place more than once a year and shall not cover records for more than the preceding three (3) years, and provided that such accountant shall report to TEMPLE only as to the accuracy of the royalty statements and payments. If such accountant shall find an underpayment to TEMPLE, presentation of a written statement substantiating the underpayment will be provided to COMPANY. If COMPANY is not in agreement with the findings of the qualified accountant selected by TEMPLE, then COMPANY shall so notify TEMPLE in writing within thirty (30) days of receipt by COMPANY of said findings, in which case the parties will jointly appoint, within a further period of thirty (30) days, an independent qualified accountant to validate, at COMPANY's expense, TEMPLE's accountant's findings, and the decision of said independent accountant shall be final. If said independent accountant verifies that an underpayment has occurred, the amount due and interest (accruing at the prevailing Prime Rate from the date payment was due through the date of actual payment to TEMPLE) shall be paid to TEMPLE within thirty (30) days. Should such underpayment represent more than five percent (5%) of the

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royalties  due  TEMPLE,  COMPANY  shall  reimburse  TEMPLE  for the  cost of the examination by TEMPLE's accountant which disclosed such underpayment.

     5.3 All payments by COMPANY to TEMPLE under this Agreement shall be made in United States dollars. TEMPLE shall have the right, upon giving written notice to COMPANY, to request and receive royalty payments within a particular country or territory of the LICENSED TERRITORY in the local currency if permitted by law.

     5.4 All payments due TEMPLE, pursuant to Paragraphs 4.1 and 4.2, on account of NET SALES of LICENSED PRODUCT made by COMPANY and by its sub-licensees during each calendar quarter and, pursuant to Paragraph 9.2, on account of all amounts of money received by COMPANY from its sub-licensees during each calendar quarter, shall be paid by COMPANY to TEMPLE within sixty (60) days of the close of said calendar quarter.

     5.5 If COMPANY fails to make any payment due TEMPLE within the time prescribed by the terms of this Agreement, a penalty equal to five percent (5%) of the unpaid amount shall added to the amount due.

     6. REPRESENTATIONS

     6.1 TEMPLE represents that it has the right to enter into this Agreement and to grant the licenses under the LICENSED PATENT and TECHNICAL INFORMATION.

     6.2 A holding of invalidity or unenforceability of LICENSED PATENT shall not affect the royalty obligation of COMPANY under TECHNICAL INFORMATION.

     7. PATENT PROSECUTION AND LITIGATION

     7.1 TEMPLE agrees to maintain LICENSED PATENT, at its own expense, during the term of this Agreement.

     7.2 COMPANY, at its option, may defend any claim, made by others, of patent infringement resulting from the manufacture, use, sale or other disposition of LICENSED PRODUCT, whether such claim shall be made against TFEMPLE or COMPANY, and if COMPANY defends such claim, COMPANY shall bear all costs and expenses, including reasonable attorneys' fees, incurred in connection with any such claim. These costs will be a credit against fifty percent (50%) of royalty payments due to TEMPLE each year during the term of this Agreement until fully offset. Each party of this Agreement agrees that it shall notify the other party in writing in the event any claim of infringement is made against that party.

     7.3 In the event either party becomes aware of any actual or threatened infringement of LICENSED PATENT, that party shall promptly notify the other party in writing. COMPAN-Y shall have the first right to bring an infringement action against any third party and to use TEMPLE's name if legally required in connection therewith. If COMPANY does not proceed with a particular patent infringement action or attempt to sub-license such third party within ninety

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(90) days of notification,  TEMPLE, after notifying COMPANY in writing, shall be entitled to proceed against such infringement at its own expense, through counsel of its choosing. The party conducting such suit shall have full control over its conduct. In any event, TEMPLE and COMPANY shall assist one another and
cooperate  in  any  such  litigation.   TEMPLE  and  COMPANY  may  also  jointly
participate in any infringement action if both parties agree to do so in writing in advance, and set forth the basis for sharing of expenses.

     7.4 Any recovery by either party as a result of any litigation or settlement thereof shall first satisfy the attorney's fees and costs incurred by the enforcing party in such litigation. Any excess of recoveries over attorney's fees and costs of the enforcing party shall first satisfy royalty payments due to TFEMPLE, with any remaining balance to the enforcing party. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by another for infringement. If the parties have agreed to participate jointly in an infringement action, any recovery in excess of satisfying the parties' attorney fees, costs of the litigation and payment of the royalty due to TEMPLE on account of the infringement, shall be allocated to the parties in the same proportion as the sharing of the litigation expenses.

     8. INDEMNITY

     8.1 COMPANY agrees to indemnify, hold harmless, and defend TEMPLE, its trustees, officers, employees and agents against any and all claims, excluding claims, stemming from TEMPLE's use of LICENSED PRODUCT as outlined in Paragraphs
3.1 and 3.2, including legal fees and costs arising out of the exercise of any rights under this Agreement, without limiting the generality of the foregoing, against any damages, losses or liabilities whatsoever including but not limited to death or injury to person or damage to property arising from the commercial sale and clinical research of LICENSED PRODUCT by COMPANY, its sub-licensees or any customers of any of them in any manner whatsoever. TEMPLE shall give COMPANY written notice of any claim(s) related to LICENSED PRODUCT within thirty (30) days, and TEMPLE shall reasonably cooperate with COMPANY and its insurance carrier in the defense of any such claim(s).

     8.2 In addition to the foregoing, COMPANY shall maintain, during the period that any LICENSED PRODUCT is sold pursuant to this Agreement, Comprehensive Liability Insurance, including Products Liability Insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of COMPANY and its sublicensees, if any, contemplated by this Agreement for minimum limits of two million dollars ($2,000,000.00) per occurrence. Such insurance shall name TEMPLE, its trustees, officers, employees, and agents as additional insureds. COMPANY shall furnish a Certificate of Insurance, upon request, evidencing coverage of two million dollars ($2,000,000.00) with thirty (30) days written notice of cancellation or material change to TEMPLE. COMPANY's insurance shall be written to cover claims incurred, discovered, manifested, or made during the term, or after the expiration, of this Agreement. COMPANY shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

     9. SUB-LICENSES

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     9.1  COMPANY  shall  have the right to enter into  sub-license  agreements, provided that all applicable material terms of this Agreement are incorporated into such sublicense agreements to provide for the protection of TEMPLE, trustees, officers, employees and agents, and provided further that COMPANY remains primarily liable for its obligations under this Agreement. A copy of any sub-license agreement shall be provided to TEMPLE for its review prior to execution.

     9.2 COMPANY agrees to pay to TEMPLE twenty five percent (25%) of all sums of money, other than royalties on account of NET SALES of LICENSED PRODUCT, which COMPANY receives from its sub-licensees, including but not limited to all sublicense fees and minimum royalties paid by sub-licensees to COMPANY.

     10. ASSIGNMENT

     10.1 Neither party may assign this Agreement, in whole or in part, without the Written consent of the other, except if such assignment occurs in connection with the sale of all or substantially all of the business and assets of TEMPLE or COMPANY. Both parties agree that such consent to an assignment of this Agreement shall not be unreasonably withheld.

     11. TERMINATION

     11.1 COMPANY may terminate this Agreement for any reason whatsoever, in COMPANY's sole discretion, by giving TEMPLE three (3) months prior written notification.

     11.2 Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other for recovery of monies accrued or accruing under this Agreement prior to termination.

     11.3 Either party may terminate this Agreement by giving the other party sixty (60) days prior written notice upon material breach of any material provision of this Agreement by the other party, unless such breach is cured within the period of such notice, or an extension of this period is agreed to in writing by both parties. However, the notice period shall be only thirty (30) days for any breach by COMPANY for nonpayment of monies due TEMPLE under this Agreement.

     11.4  This  Agreement  shall  immediately  terminate  if  either  party  is adjudicated bankrupt, files a voluntary petition in bankruptcy, makes or executes an assignment for the benefit of creditors, is liquidated or dissolved, or a receiver, trustee, liquidator, sequestrator or other judicial representative is appointed for either party or its property. In such event, that party shall execute any documents that are necessary to reassign or transfer the interest granted hereunder.

     12. RIGHTS AND DUTIES ON TERMINATION

     12.1  Upon   termination  of  this   Agreement  all  provisions   regarding
confidentiality shall continue in full force and effect until five (5) years from the date of termination.

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     12.2 Upon  termination  of this  Agreement,  TEMPLE shall have the right to retain any amounts already paid to it by COMPANY under this Agreement and COMPANY shall pay to TEMPLE all amounts accrued which are then due and which become due based on sales of LICENSED PRODUCT, manufactured or produced prior to the effective date of termination.

     13. GOVERNING LAW

     13.1 This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the Commonwealth of Pennsylvania, notwithstanding the provisions governing conflict of laws under such Pennsylvania law to the contrary.

     14. SEVERANCE

     14.1 If any provision of this Agreement is held to be invalid or unenforceable under the laws of any jurisdiction of the parties, all other provisions shall, nevertheless continue in full force and effect.

     15. AMENDMENTS

     15.1 This Agreement constitutes the entire agreement between the parties and supersedes all previous arrangements, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both parties.

     16. PATENT MARKING

     16.1 COMPANY agrees to mark or have marked all LICENSED PRODUCT sold by CONTANY or by its sub-licensees under this Agreement in accordance with the statutes of the United States and countries and territories relating to the marketing of patented articles in which any LICENSED PRODUCT covered by a granted patent is marketed.

     17. NOTICES

     17.1 Notices and payments to TEMPLE shall be addressed to:

          Office of Technology Transfer
          Temple University (083-45)
          406 University Sciences Building
          Broad & Oxford Streets
          Philadelphia, Pennsylvania 19122

          Notices to COMPANY shall be addressed to:

          Sierra Diagnostics
          15785 Shady Oak Drive


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          Sonora, California 95370

Either party may change its address for notice by giving notice to the other party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid and properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by TEMPLE or COMPANY.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FOR TEMPLE UNIVERSITY OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

BY /s/ Laurent J. Remillard                                        DATE  9/21/93
   -------------------------------------
   Name: Laurent J. Remillard
   Title: Vice President, Chief Financial Officer and Treasurer

FOR SIERRA DIAGNOSTICS

BY /s/ Tony K. Baker                                              DATE  10/27/93
   -------------------------------------
   Name: Tony K. Baker
   Title: President

ATTEST /s/ Judith E. Baker                                        DATE  10/27/93
       ---------------------------------
       Name: Judith E. Baker
       Title: Secretary

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